EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Flag Financial Contacts:	Katie Bows (404) 760-7712
kdbows@flag.net
Dan Speight (404) 760-7706
First Capital Contact:	Nat Padget (678) 323-7000

SHAREHOLDERS APPROVE FLAG FINANCIAL CORPORATION’S

ACQUISITION OF FIRST CAPITAL BANCORP, INC.

ATLANTA, September 21, 2005 – Flag Financial Corporation and First Capital Bancorp, Inc. announced late yesterday that each company’s shareholders have approved Flag Financial’s acquisition of First Capital. The companies announced in late May that they had entered into a definitive agreement for Flag Financial Corporation to acquire First Capital Bancorp. The deal, which is still subject to regulatory approval, is expected to close in the fourth quarter of 2005.

First Capital Bancorp Inc., the parent company of First Capital Bank, is the third-largest independent bank doing business exclusively in metro Atlanta. The company focuses on commercial lending and treasury management services for small- to medium-sized businesses. In May 2004, First Capital Bank and Chattahoochee National Bank merged to form the new First Capital Bank. The bank has five locations within Fulton, Gwinnett and Forsyth counties. Additional information may be found at the company’s Web site at www.fcbusa.com.

Flag Financial Corporation is a bank holding company whose wholly owned subsidiary is Flag Bank (www.flagbank.com). The Flag Financial franchise consists of 24 offices, including 16 full-service banking offices and six mortgage/loan production offices in 15 counties in Georgia. Upon completion of its acquisition of First Capital, Flag Financial is projected to have total assets of approximately $1.6 billion. Flag Financial’s common stock is traded on the NASDAQ Stock Market under the ticker “FLAG.”

Except for historical information contained herein, the matters discussed in this press release consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. These risks and uncertainties include, but are not limited to, unforeseen general economic conditions, potential difficulties in the execution of Flag Financial’s business and growth strategies, competitive risks and other factors set forth from time to time in Flag Financial’s filings with the Securities and Exchange Commission. When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” and “anticipates” are similar expressions as they relate to Flag Financial (including its subsidiaries), or its management, and are intended to identify forward-looking statements.

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Flag Financial from time to time becomes aware of rumors concerning its business, prospects and results of operations. As a matter of policy, Flag Financial does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and other unsubstantiated information. Flag Financial complies with federal and state laws applicable to the disclosure of information concerning its business, prospects and results of operations. Investors may be at significant risk in relying on unsubstantiated information from other sources.

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